Exhibit 99.1

FIRST UNION REAL ESTATE EQUITY AND MORTGAGE INVESTMENTS

AT THE COMPANY

Carolyn Tiffany

Chief Operating Officer

(617) 570-4614

FIRST UNION REAL ESTATE EQUITY AND MORTGAGE INVESTMENTS ANNOUNCES ACQUISITION OF 16 PROPERTIES FOR APPROXIMATELY $91.6 MILLION

Boston, Massachusetts- November 18, 2004-First Union Real Estate Equity and Mortgage Investments (NYSE:FUR) announced today that it acquired from Finova Capital Corporation 16 triple-net leased properties containing approximately 2.5 million gross square feet for a gross purchase price of approximately $91.6 million, inclusive of the assumption of approximately $31.6 million of existing first mortgage debt on certain of the properties.

Michael L. Ashner, the chief executive officer of First Union, commented, “this transaction is representative of the type of value investing that we are pursuing.”

The $61.1 million equity required for this acquisition was provided in part from the proceeds of a $27 million loan from a third party as well as $33.6 million in net proceeds realized from the sale of the Park Plaza property in June 2004 which were being held by a qualified intermediary to enable First Union to acquire the properties in a 1031 exchange.

The $27 million loan bears interest at 8.55%, has a three-year term, subject to two one year extensions and is secured by first mortgages on certain of the acquired properties as well as First Union’s ownership interest in the single-purpose entities that hold the acquired properties.  In addition, First Union has the right to borrow an additional $26 million under the loan facility upon the satisfaction of certain conditions.  Assuming First Union elects to borrow these additional funds it is expected that the borrowing will occur prior to year end.  First Union anticipates that, subject to the proposed additional financing closing, this acquisition will generate a current return on an $8 million net cash investment of 18.5%, exclusive of amortization.

Certain statements contained in this press release that are forward-looking are based on current expectations that are subject to a number of uncertainties and risks, and actual results may differ materially.  Further information about these matters and the risks generally with respect to First Union can be found in First Union’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission.

First Union Real Estate Equity and Mortgage Investments is a NYSE-listed real estate investment trust (REIT) headquartered in Boston, Massachusetts.